Press Release
                                                  For more information contact:
                                                  Jeffery Goldberger
                                                  Stern & Co. Investor Relations
                                                  212.888.0044
                                                  Kevin Gavin
                                                  Sr. VP Marketing
                                                  SoftNet Systems
                                                  650.237.1450

High-Speed   Internet  Access  Provider,   SoftNet  Systems,   Inc.,   Completes
Acquisition of Key Satellite Network

Purchase of Intellicom, former Xerox Skyway Satellite Internet Network, propels SoftNet forward delivering affordable broadband Internet access to small and mid-sized cable systems

         Mountain View, California, February 11, 1999 - SoftNet Systems, Inc. (AMEX:SOF) today announced its completed acquisition of Fremont, California-based Intelligent Communications Inc., the former Xerox Skyway Network, for cash, stock, and future notes and stock, which carry a combined current value of approximately $14 million.

         The acquisition of the former Xerox Skyway Network, known as Intellicom, gives SoftNet Systems the ability, via satellite, to bypass telephone companies in order to dramatically reduce the cost of bringing high-speed Internet service to customers of small and mid-sized cable systems. SoftNet Systems provides high-speed Internet access via cable through its ISP Channel division.

         Dr. Lawrence B. Brilliant, SoftNet Systems president and chief executive officer, said, "The acquisition of Intellicom is a vital move that will propel our strategy to be the premiere provider of high-speed Internet access to small and mid-sized cable operators. This new satellite capability makes it more economical to serve this vast market. The Intellicom VSAT product has been up and running for a long time as a wholesale backbone product to more than 50 ISPs; last week our engineers successfully linked the first cable system to this satellite distribution network and we are extremely pleased with how smoothly it functions and how much easier it is to deploy than terrestrial datalines. This will enable SoftNet to accelerate bringing affordable Internet services to smaller cable systems that serve apartment complexes, hotels, schools and hospitals, for example."

         This acquisition is particularly significant for SoftNet and the cable Internet access industry because with the addition of Intellicom's proprietary satellite technology, SoftNet Systems can link existing cable infrastructures into a proprietary two-way satellite Internet service, circumventing the high cost and long deployment delays associated with leased high-speed local telephone lines used by ISPs and cable operators to deliver Internet services to customers. This advance method brings efficient two-way Internet access at reduced costs to the end-user.

About Intellicom

         Intellicom, the former Xerox Skyway Network, has been providing two-way satellite Internet access using a proprietary VSAT (Very Small Aperture
Terminal) technology and hardware manufactured by Intellicom since 1995. Its clients are largely educational institutions, Internet Services Providers (ISP) and businesses located in rural communities. Headquartered in Fremont, California, Intellicom's technology augments SoftNet's ability to provide alternative, cost-effective wireless Internet services to the rapidly growing Internet/Intranet customer networks.

About SoftNet Systems, Inc.

         SoftNet Systems, Inc. is a leading high-speed broadband Internet access and content services company focused on partnering with small to mid-sized cable operators. Through its ISP Channel, the company provides a complete turnkey Internet service to partnering cable affiliates, similar to @Home (NASDAQ:ATHM) and Time Warner's (NYSE:TWX) RoadRunner. Complementing the affordable high-speed Internet access made available by the company, is it's LOCALE, a series of local user-friendly community e-commerce, information and entertainment portals built around local retailers and community organizations in service areas of each participating partnering cable affiliate. Through its Intellicom subsidiary, the company markets a satellite-based VSAT high-speed commercial Internet link called "T1 plus".

         SoftNet's unique cost-saving technology infrastructure includes VSAT satellite links to the company's network operations center (NOC), which replace terrestrial telecommunications data lines with less expensive two-way VSAT services. SoftNet's NOC is located in Silicon Valley, while it's corporate headquarters is located in San Francisco. For further information about SoftNet and services, please visit www.softnet.com and www.ispchannel.com.


         Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.